EXHIBIT 23




                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of ARTRA GROUP Incorporated on Form S-8 (File No. 2-61375) of our report, which includes an explanatory paragraph referring to an uncertainty concerning the Company's ability to continue as a going concern, dated April 2, 1997 on our audits of the consolidated financial statements and financial statement schedules of ARTRA GROUP Incorporated as of December 26, 1996 and December 28, 1995, and for each of the three fiscal years in the period ended December 26, 1996, which report is included in this Annual Report on Form 10-K.






COOPERS & LYBRAND L.L.P.


Chicago, Illinois
April 2, 1997